RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Strategic Dental Management Corp. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated January 12, 2011 on the balance sheet of Strategic Dental Management Corp. as at December 31, 2010, and the related statements of operations, stockholders' equity, and cash flows for the period from January 8, 2010 (date of inception) through December 31, 2010.

In addition, I consent to the reference to me under the heading
"Experts" in the Registration Statement.


Aurora, Colorado                      RONALD R. CHADWICK, P.C.
March 29, 2011                        /s/Ronald R. Chadwick, P.C.
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